Exhibit 10.01

Under Armour, inc.

The undersigned, being the Secretary of Under Armour, Inc. (the “Company”), certifies that the Human Capital and Compensation Committee (the “Committee”) of the Board of Directors of the Company has taken the following action:

Amendment One to the Under Armour, Inc.
Deferred Compensation Plan

WHEREAS, the Company has established the Under Armour, Inc. Deferred Compensation Plan, as amended and restated effective July 1, 2018 (the “Plan”);
WHEREAS, the Committee has authority under Section 9.2 of the Plan to amend the Plan;
WHEREAS, the Company desires to amend the Plan to add an installment payment option for Plan participants who elect to receive a portion of their Plan account prior to their termination of employment or disability; and
WHEREAS, on December 17, 2023, the Committee approved this amendment to this Plan by unanimous written consent, to be effective January 1, 2024.
NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan, the Plan is hereby amended as follows effective January 1, 2024, with the changes made by this amendment to be applicable to the 2024 Plan year notwithstanding that Plan participant elections for the 2024 Plan year are submitted prior to January 1, 2024.
1.The first and second paragraphs of Section 1.42 are deleted in their entirety and replaced with the following:
1.42 “Yearly Installment Method” shall be a yearly installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows (subject to Section 3.11): The vested Account Balance of the Participant (or the appropriate portion thereof) shall be calculated as of the close of business on the date of reference {or, if the date of reference is not a business day, on the immediately following business day), and shall be paid as soon as practicable thereafter. The date of reference with respect to the first yearly installment payment shall be as provided in Section 4.1, 5.2 or 7.1, as applicable, and the date of reference with respect to subsequent yearly installment payments shall be the anniversary of the first yearly installment payment.
The installment payout alternative available for election by the Participant with respect to his or her Short-Term Payout pursuant to Section 4.1, Termination

Benefit pursuant to Section 5.2 and Disability Benefit pursuant to Section 7.1 is substantially equal annual installments of between two (2) and ten (10) years.

2.The third paragraph of Section 4.1 is deleted in its entirety and replaced with the following:
Subject to Section 3.11, the Short-Term Payout shall be in an amount that is equal to that the Annual Base Salary and/or Incentive Payment deferral amount, and amounts credited or debited thereto in the manner provided in Section 3.9 above, determined at the time that the Short-Term Payout becomes payable. Any amounts credited to the Participant's Company Make-Up Account shall not be eligible for a Short-Term Payout under this Plan, nor shall any amounts credited to the Participant's Company Discretionary Account (unless a Plan Agreement provides otherwise). Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid in a lump sum or pursuant to one of the Yearly Installment Methods, with such payment to be made (or to commence) during the month of January of any Plan Year designated by the Participant that is at least three (3) Plan Years after the Plan Year of the Base Salary and/or Incentive Payment deferrals, as specifically elected by the Participant. By way of example, if a three (3) year Short-Term Payout is elected by a Participant for Annual Base Salary that is deferred in the 2024 Plan Year (pursuant to a deferral election made by the Participant in December 2023), the three (3) year Short-Term Payout would become payable (or, if applicable, the first installment would become payable) during January of 2028.
3.Section 4.2 is deleted in its entirety and replaced with the following:
4.2 Payment Deferral and/or Alternate Payout Elections of Annual Deferral Amounts. Notwithstanding the preceding Section 4.1 or any other provision of this Plan that may be construed to the contrary, a Participant who is an active Employee may, with respect to each Short-Term Payout, on an Election Form, make one (1) or more additional deferral elections (a "Subsequent Election") to a) defer payment (or commencement) of such Short-Term to a Plan Year subsequent to the Plan Year originally (or subsequently) elected and/or (b) change his or her election to an allowable alternative payout period date by irrevocably submitting a new Election Form to the Administrator; provided, however, any such Subsequent Election will be null and void unless accepted by the Administrator no later than one (1) year prior to the first day of the Plan Year in which, but for the Subsequent Election, such Short-Term Payout would be paid (or would commence), and such Subsequent Election is irrevocable when made and provides for a deferral of at least five (5) Plan Years following the Plan Year in which the Short- Term Payout, but for the Subsequent Election, would be paid (or would commence). Subject to the foregoing, the Election Form most recently accepted by the Administrator shall govern the Short-Term Payout with respect to the portion of the Participant's Account Balance to which it pertains. For these purposes, installment payments shall be treated as a single payment, with the result that an election to change from installments to a lump sum (or to a different Yearly Installment Method) will require that the lump sum (or first installment) be postponed until a date which is at least five (5) years from the previously scheduled payment date of the first installment.

Except as hereinabove amended and modified, the Plan shall remain in full force and effect.
This amendment is effective as of January 1, 2024.

/s/ Mehri Shadman-Valavi
Mehri Shadman-Valavi
Chief Legal Officer and Secretary